Exhibit 99.2

805 King Farm Blvd.
Rockville, MD 20850 / USA

Nasdaq.com

Sent via Electronic Delivery to: ywanghao@126.com; AOrudjev@schiffhardin.com; pwong@colomagc.com

June 10, 2015

Mr. Wang Hao

President, Chief Executive Officer

Andatee China Marine Fuel Services Corporation

Unit C, No.68 of West Binhai Road, Xigang District

Dalian, P.R. of China

Re:	Andatee China Marine Fuel Services Corporation (the “Company”)

Nasdaq Security: Common Stock

Nasdaq Symbol: AMCF

Dear Mr. Hao:

As discussed with Alec Orudjev, our Listing Rules (the “Rules”) require listed securities to maintain a minimum bid price of $1 per share. Based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement.1 However, the Rules also provide the Company a compliance period of 180 calendar days in which to regain compliance.

If at any time during this 180 day period the closing bid price of the Company’s security is at least $1 for a minimum of ten consecutive business days, we will provide you written confirmation of compliance and this matter will be closed. Please note that if the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date in the table below in order to regain compliance.2

In the event the Company does not regain compliance, the Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, we will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, we will provide notice that its securities will be subject to delisting.3

1 For online access to all Nasdaq Rules, please see “Nasdaq Reference Links,” included with this letter.

2 For additional information with respect to compliance periods please see the “Nasdaq Reference Links” on the attached page and access the link “Frequently Asked Questions” related to “continued listing.”

3 At that time, the Company may appeal the delisting determination to a Hearings Panel.

Mr. Wang Hao

June 10, 2015

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet.4 The Company must also provide a copy of the announcement to Nasdaq’s MarketWatch Department at least 10 minutes prior to its public release.5 Please note that if you do not make the required announcement trading in your securities will be halted.6

The following table summarizes the critical dates and informationas related to this matter.

Period below $1.00 bid price	Expiration of 180 calendar day compliance period	Public Announcement Due Date	Relevant Listing Rules
April 28, 2015 to June 9, 2015	December 7, 2015	June 16, 2015	5550(a)(2) – bid price 5810(c)(3)(A) – compliance period 5810(b) – public disclosure 5505 – Capital Market criteria

Finally, an indicator will be displayed with quotation information related to the Company’s securities on NASDAQ.com and NASDAQTrader.com and may be displayed by other third party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the basis for such non-compliance is posted on our website at https://listingcenter.nasdaqomx.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please do not hesitate to contact me at +1 301 978 8062.

Sincerely,

Darryl Bass

Listing Analyst

Nasdaq Listing Qualifications

4 Listing Rule 5810(b).

5 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure service available at www.NASDAQ.net.

6 Listing Rule IM-5810-1.

NASDAQ REFERENCE LINKS

Topic	Description

NASDAQ Listing Rules	All initial and continued listing rules

Corporate Governance	Board composition , committee requirements and shareholder approval

Fees	FAQ's Listing Fees

Frequently Asked Questions (FAQ's)	Topics related to initial listing and continued listing

Hearing Requests & Process	Discussion of the Nasdaq Hearings process

Listing of Additional Shares (LAS)	Explanation of Nasdaq’s Listing of Additional Shares process

Transfer to the Nasdaq Capital Market	Procedures and application to transfer securities to the Nasdaq Capital Market

Access to all Nasdaq listing information and forms can be accessed at the following:

https://listingcenter.nasdaq.com